Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 1, 2010 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in Popular, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009. We also consent to the incorporation by reference in this Registration Statement of our report dated June 25, 2010 relating to the financial statements, which appears in the Annual Report of Popular Inc. Puerto Rico Savings and Investment Plan, on Form 11-K for the year ended December 31, 2009.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
San Juan, Puerto Rico
August 23, 2010